                                  EXHIBIT 11.01

                      SIERRA ON-LINE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                               TWELVE MONTHS ENDED
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        MARCH 31,                   MARCH 31,                    MARCH 31,
                                                          1996                        1995                         1994
                                                 -------------------         ----------------------       -------------

                                                                Fully                       Fully                        Fully
                                                 Primary      Diluted        Primary      Diluted         Primary      Diluted
                                                 -------      -------        -------      -------         -------      -------
Weighted average number of common
   shares outstanding.......................        19,582       19,582         17,518       18,194          16,751       16,751
Common share equivalents:
   Dilutive effect of stock options ........         1,425        1,508            995        1,163             392          392
   Dilutive effect of convertible debt .....           ---        1,919            ---        2,859             ---          ---
                                                 ---------    ---------      ---------    ---------       ---------    ---------
     Total average common and common
       equivalent shares....................        21,007       23,009         18,513       22,216          17,143       17,143
                                                 =========    =========      =========    =========       =========    =========

Net income .................................     $  16,170    $  17,375      $  12,992    $  15,107       $  (7,872)   $  (7,872)
                                                 =========    =========      =========    =========       =========    =========

Net income per common and common
   equivalent share ........................     $    0.77    $    0.76      $    0.70    $    0.68       $  (0.46)    $  (0.46)
                                                 =========    =========      =========    =========       =========    =========